Exhibit 3.2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CEREBRAS SYSTEMS INC.
Cerebras Systems Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Cerebras Systems Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 6, 2016.
2.    This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.    The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Cerebras Systems Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on [ ● ].

Cerebras Systems Inc., a Delaware corporation

By:
Name:	Andrew Feldman
Title:	Chief Executive Officer

EXHIBIT A
ARTICLE I
The name of the corporation is Cerebras Systems Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901, and the name of its registered agent at such address is Incorporating Services, Ltd.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,200,000,000 shares, consisting of 2,000,000,000 shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”), 100,000,000 shares of Class N Common Stock, par value $0.00001 per share (“Class N Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).
Immediately upon the acceptance of this Restated Certificate for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s capital stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class A Common Stock.
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.    COMMON STOCK.
1.    Equal Status; General.    Except as otherwise provided herein or required by law, shares of Common Stock shall have the same rights, privileges, preferences, and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets, or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.    Voting.    Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock shall have one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class N Common Stock shall have no votes per share of Class N Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock or Class N Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, shares of Common Stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Class N Common Stock shall be entitled to receive shares of Class N Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class N Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class N Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend per share of Class A Common Stock or Class N Common Stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate dividend is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock and Class N Common Stock, each voting separately as a class.
4.    Subdivisions, Combinations, or Reclassifications. Shares of Class A Common Stock or Class N Common Stock may not be subdivided, combined, or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined, or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the then-outstanding Class A Common Stock and Class N Common Stock on the

record date for such subdivision, combination, or reclassification; provided, however, that shares of one such class may be subdivided, combined, or reclassified in a different or disproportionate manner if such subdivision, combination, or reclassification is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock and Class N Common Stock, each voting separately as a class. Notwithstanding the foregoing, if the Corporation reclassifies or converts any shares of Class A Common Stock into a class or series of shares with superior dividend, liquidation or other economic rights or privileges as compared to the Class N Common Stock, then the Class N Common Stock shall also be reclassified or converted into the identical class or series of shares (adjusted as necessary to retain the Class N Common Stock non-voting status).
5.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
6.    Merger, Consolidation, or Other Transaction. In the case of any distribution or payment in respect of the shares of Common Stock, or any consideration into which such shares are converted, upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation of the Corporation with or into any other entity, such distribution, payment, or consideration that the holders of shares of Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Common Stock as a single class; provided, however, that shares of such classes may (but shall not be required to) receive, or have the right to elect to receive, different or disproportionate consideration in connection with such merger, consolidation, or other transaction if (i) the only difference in the per share consideration to the holders of the Class A Common Stock and Class N Common Stock is that any securities distributed to the holder of, or issuable upon the conversion of, a share of Class N Common Stock have no voting rights or power, or (ii) such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock and Class N Common Stock, each voting separately as a class. In the event that the holders of shares of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger, consolidation, or other transaction, then such consideration shall be deemed to have been made ratably on a per share basis among the holders of the Class A Common Stock and Class N Common Stock as a single class if the holders of all of such shares are granted identical election rights; provided that if the alternative forms of consideration include securities or securities issuable upon the conversion of Class A Common Stock and Class N Common Stock, any securities that a holder of Class N Common Stock may elect to receive may (but shall not be required to) have no voting rights or power.

7.    Conversion.
7.1.    Optional Conversion of Class N Common Stock. Subject to any limitations imposed by mutual agreement between the Corporation and any holder of Class N Common Stock, each share of Class N Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class N Conversion Event”). Before any holder of Class N Common Stock shall be entitled to convert any shares of Class N Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class N Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class N Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class N Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the holder entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class N Common Stock represented by a lost, stolen, or destroyed stock certificate may be converted pursuant to an Optional Class N Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen, or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.
7.2.    Automatic Conversion of Class N Common Stock upon Transfer. Each share of Class N Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (as defined in Section 10), other than (i) to an Affiliate (as defined in Section 10) or (ii) if the holder provides prior written notice to the Corporation stating that the Transfer will not result in a conversion because the transferee requires Class N Common Stock for regulatory or other similar reasons, of such share of Class N Common Stock (a “Mandatory Class N Conversion Event”).

7.3.    Certificates. Each then-outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class N Conversion Event, represented one or more shares of Class N Common Stock subject to such Mandatory Class N Conversion Event shall, upon such Mandatory Class N Conversion Event be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class N Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class N Conversion Event or Mandatory Class N Conversion Event (any of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class N Common Stock, if any (or, in the case of any lost, stolen, or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class N Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class N Common Stock that is converted pursuant to Subsections 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.
7.4.    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law, the rights and preferences of the Class N Common Stock, or the other provisions of this Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), relating to the conversion of the Class N Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class N Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class N Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class N Common Stock, to the extent not previously converted, shall be automatically, unless otherwise determined by the Corporation, converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

2.    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class N Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class N Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class N Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
3.    Redemption. The Common Stock is not redeemable at the option of the holder thereof.
4.    Definitions.
“Affiliate” means, with respect to any specified holder, any other holder who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified holder, including, without limitation, any general partner, officer, director, or manager of such holder and any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such holder.
“Transfer” of a share of Class N Common Stock shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, gift, retirement, transfer, conveyance, or other disposition (whether or not for value and whether voluntarily, involuntarily, or by operation of law).
B.    PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting of the stockholders following the date of this Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.
B.    Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
C.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Restated Certificate. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VI
A.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.    Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.
C.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VII
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE IX
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (in each case, as may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to any Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE X
A.    Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and this Article X; provided, however, for so long as any shares of Class N Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the then-outstanding shares of Class N Common Stock, voting as a separate class, in addition to any other vote required by law or this Restated Certificate: (i) amend, alter, change, adopt, or repeal any provision of the Restated Certificate or the Bylaws in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class N Common Stock.
B.    If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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